Exhibit 99.1

Mateon to Develop its OT-101, a Phase 3 Clinical Drug Candidate, Initially Against COVID-19

OT-101- a TGF-β2 inhibitor - has demonstrated potent antiviral activity against coronavirus

OT-101- an RNA therapeutic- is part of the Company’s proprietary platform for rapid antiviral response

AGOURA HILLS, California, March 18th, 2020 — Mateon Therapeutics, Inc. (OTCQB:MATN) (“Mateon”) dedicated to development OT-101, a TGF-Beta antisense drug candidate, today provided an update on its rapid antiviral response program against coronaviruses, with a target of the coronavirus, initially the COVID-19 virus. Mateon has made significant progress in deploying its phase 3 clinical asset, OT-101, against coronavirus. In an in vitro antiviral testing performed by an independent laboratory, OT-101 has an 50% effective concentration (EC50) of 7.6 µg/mL and is not toxic at the highest dose of 1000 µg/mL giving a safety index (SI) value of >130, which is considered highly active. Mateon intends to work with the Food and Drug Administration (FDA) to permit OT-101 to enter into clinical testing against COVID-19 as soon as preclinical testing is completed. The proposed mechanism and actions for OT-101 against COVID-19 include: 1) Inhibition of cellular binding, 2) Inhibition of viral replication and 3) Suppression of viral induced pneumonia.

OT-101 is also being developed as a broad-spectrum anti-cancer drug that can also be used in combination with other standard cancer therapies to establish an effective multi-modality treatment strategy for difficult-to-treat cancers, including high-grade gliomas and pancreatic cancer. Mateon also plans to initiate phase 3 clinical trials for OT-101 in both high-grade glioma and pancreatic cancer.

In addition to therapeutic approaches for inhibiting virus replication and treating the consequences of infection, the Company is also evaluating the potential of its AI Vision technology to be deployed to help monitor patients infected with the current COVID-19 virus, or any future viruses, while simultaneously reducing the need for direct contact with hospital personnel, which poses a risk to the caregivers.

Dr. Vuong Trieu, President and Chief Executive Officer of Mateon stated: “We are excited about the potential of OT-101, against COVID-19, which has been through six clinical trials among patients with advanced cancers. OT-101 demonstrated exceptional safety profile during these trials. We believe that a similar safety profile would be demonstrated by OT-101 for coronaviruses, including COVID-19.”

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About Mateon

Mateon was created by the 2019 reverse merger with Oncotelic – a developer of TGF-beta RNA therapeutics - and the 2019 merger with PointR - a cluster computer vision empowered blockchain company creating an immuno-oncology company dedicated to the development of first in class RNA therapeutics as well as small molecule drugs against cancer. The founding team members of Oncotelic were responsible for the development of Celgene’s Abraxane as a chemotherapeutic agent for breast, lung, melanoma, and pancreatic cancer. Abraxane was approved in 2005 and has more than $1B in sales annually. The same team was also responsible for the development of Cynviloq, a next generation Abraxane, which was acquired by NantPharma for $1.3B. Mateon/Oncotelic is seeking to leverage its deep expertise in oncology drug development to improve treatment outcomes and survival of cancer patients with a special emphasis on pediatric cancer patients. For more information, please visit www.oncotelic.com and www.mateon.com.

About Mateon’s Lead Product Candidate, OT-101

During phase 2 clinical trials in pancreatic cancer, melanoma, and colorectal cancers (Study P001) and in high-grade gliomas (Study G004), meaningful clinical benefits were observed and OT-101 exhibited a favorable safety profile. These clinical benefits included long term survival and meaningful tumor reduction. Both partial and complete responses have been observed in the G004 Phase 2 clinical trial of OT-101 as a single agent in patients with aggressive brain tumors. The company’s self-immunization protocol (SIP©) is based on novel and proprietary sequential treatment of cancers with OT-101 (an antisense against TGF-β2) and chemotherapies. This sequential treatment strategy is aimed at achieving effective self-immunization against a patients’ own cancer, resulting in robust therapeutic immune response and consequently better control of the cancer and improved survival. Prolonged states of being cancer-free have been observed in some patients with the most aggressive forms of cancer, raising a renewed hope for a potential cure. The use of OT-101 lifts the suppression of the patient’s immune cells around the cancer tissue, providing the foundation for an effective initial priming, which is critical for a successful immune response. The subsequent chemotherapy results in the release of neoantigens that result in a robust boost of the immune response.

Mateon’s Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this communication regarding strategy, future operations, future financial position, prospects, plans and objectives of management are forward-looking statements. Words such as “may”, “expect”, “anticipate” “hope”, “vision”, “optimism”, “design”, “exciting”, “innovative”, “promising”, “will”, “conviction”, “estimate,” “intend,” “believe”, “quest for a cure of cancer”, “innovation-driven”, “paradigm-shift”, “high scientific merit”, “impact potential” and similar expressions are intended to identify forward-looking statements. Forward-looking statements contained in this press release include, but are not limited to, statements about future plans, the progress, timing, clinical development, scope and success of future clinical trials, the reporting of clinical data for the company’s product candidates and the potential use of the company’s product candidates to treat various cancer indications. Each of these forward-looking statements involves risks and uncertainties and actual results may differ materially from these forward-looking statements. Many factors may cause differences between current expectations and actual results, including unexpected safety or efficacy data observed during preclinical or clinical studies, clinical trial site activation or enrollment rates that are lower than expected, changes in expected or existing competition, changes in the regulatory environment, failure of collaborators to support or advance collaborations or product candidates and unexpected litigation or other disputes. These risks are not exhaustive, the company faces known and unknown risks, including the risk factors described in the company’s annual report on Form 10-K filed with the SEC on April 10, 2019 and in the company’s other periodic filings. Forward-looking statements are based on expectations and assumptions as of the date of this press release. Except as required by law, the company does not assume any obligation to update forward-looking statements contained herein to reflect any change in expectations, whether as a result of new information future events, or otherwise.

Contact Information:

For Mateon Therapeutics, Inc.:

Amit Shah

Email: ashah@oncotelic.com

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